UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under The Securities Exchange Act of 1934
                      INTERAMERICAN ACQUISITION GROUP INC.
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
                         (Title of Class of Securities)
                                    458396108
                                 (CUSIP Number)

                                  June 23, 2008
             (Date of Event Which Requires Filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 Pages

CUSIP No.   458396108                13G                 Page 2 of 9 Pages


-------------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Jeffrey Keswin
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
                ________________________________________________________________
NUMBER OF
               (6)  SHARED VOTING POWER
SHARES              660,500 Shares of Common Stock

BENEFICIALLY        Warrants to purchase 211,000 Shares of Common Stock
                    (see Item 4)
OWNED BY        ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    660,500 Shares of Common Stock

                    Warrants to purchase 211,000 Shares of Common Stock
                    (see Item 4)
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 660,500 Shares of Common Stock

             Warrants to purchase 211,000 Shares of Common Stock (see Item 4)
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             12.09%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN
-------------------------------------------------------------------------------

CUSIP No.   458396108                13G                 Page 3 of 9 Pages


-------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Lyrical Corp. I, LLC
-------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)     SEC USE ONLY
-------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
               _________________________________________________________________
NUMBER OF
               (6)  SHARED VOTING POWER
SHARES              660,500 Shares of Common Stock

BENEFICIALLY        Warrants to purchase 211,000 Shares of Common Stock
                    (see Item 4)
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    660,500 Shares of Common Stock

                    Warrants to purchase 211,000 Shares of Common Stock (see
                    Item 4)
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 660,500 Shares of Common Stock

             Warrants to purchase 211,000 Shares of Common Stock (see
             Item 4)
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             12.09%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
-------------------------------------------------------------------------------

CUSIP No.   458396108                13G                 Page 4 of 9 Pages


-------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Lyrical Partners, L.P.
-------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)     SEC USE ONLY
-------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
               _________________________________________________________________
NUMBER OF
               (6)  SHARED VOTING POWER
SHARES              660,500 Shares of Common Stock

BENEFICIALLY        Warrants to purchase 211,000 Shares of Common Stock (see
                    Item 4)
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    660,500 Shares of Common Stock

                    Warrants to purchase 211,000 Shares of Common Stock (see
                    Item 4)
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 660,500 Shares of Common Stock

             Warrants to purchase 211,000 Shares of Common Stock (see
             Item 4)
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             12.09%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
-------------------------------------------------------------------------------

CUSIP No.   458396108                13G                 Page 5 of 9 Pages

Item 1.

(a)  Name of Issuer

        InterAmerican Acquisition Group Inc. (the "Company").

(b)  Address of Issuer's Principal Executive Offices

        2918 Fifth Avenue South, Suite 209
        San Diego, California 92103


Item 2(a).  Name of Person Filing

      This statement is filed by the entities and persons listed below, who are collectively referred to herein as "Reporting Persons," with respect to Shares (as defined in Item 2(d) below) of the Company:

        (i)     Jeffrey Keswin
        (ii)    Lyrical Corp. I, LLC ("Lyrical Corp.")
        (iii)   Lyrical Partners, L.P. ("Lyrical")


Item 2(b).  Address of Principal Business Office or, if none, Residence

     The address of the principal business office of each of the Reporting Persons is:

     405 Park Avenue, 6th Floor
     New York, New York 10022

Item 2(c).  Citizenship

     Citizenship is set forth in Row 4 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Item 2(d)  Title of Class of Securities

       Common Stock, $0.0001 par value (the "Shares")

Item 2(e)  CUSIP Number

      458396108


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
        78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

CUSIP No.   458396108                13G                 Page 6 of 9 Pages


(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            Lyrical serves as principal investment manager to a number of investment funds with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G. Lyrical Corp. serves as the general partner of Lyrical. As such, Lyrical Corp. may be deemed to control Lyrical and, therefore, may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G. Mr. Jeffrey Keswin is the Managing Partner of Lyrical Corp. As such, he may be deemed to control Lyrical Corp. and therefore may be deemed to be the beneficial owner of the Shares reported in this
            Schedule 13G.

A.  Jeffrey Keswin
         (a)  Amount beneficially owned:
              660,500 shares of Common Stock
              Warrants to purchase 211,000 shares of Common Stock
         (b)  Percent of class:
              12.09% based upon the 7,000,000 shares of Common Stock outstanding as of November 14, 2008, as reflected in the Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2008, and 211,000 shares of Common Stock deemed to be outstanding pursuant to Rule 13d-3(d)(1)(i) because such Shares may be obtained and beneficially owned upon exercise within 60 days of derivative securities currently owned by the Reporting Persons. Pursuant to Rule 13d-3(d)(1)(i) the number of issued and outstanding shares of Common Stock assumes that each other shareholder of the Company does not exercise herein within 60 days.
         (c)  Number of shares as to which such person has:
                   (i)    sole power to vote or to direct the vote
                          0
                   (ii)   shared power to vote or to direct the vote
                          660,500 shares of Common Stock
                          Warrants to purchase 211,000 shares of Common Stock
                   (iii) sole power to dispose or to direct the disposition of 0
                   (iv) shared power to dispose or to direct the disposition of 660,500 shares of Common Stock
                          Warrants to purchase 211,000 shares of Common Stock
 B. Lyrical

CUSIP No.   458396108                13G                 Page 7 of 9 Pages


         (a)  Amount beneficially owned:
              660,500 shares of Common Stock
              Warrants to purchase 211,000 shares of Common Stock
         (b)  Percent of class: 12.09%
         (c)  Number of shares as to which such person has:
                 (i)      sole power to vote or to direct the vote
                          0
                 (ii)     shared power to vote or to direct the vote
                          660,500 shares of Common Stock
                          Warrants to purchase 211,000 shares of Common Stock
                 (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 660,500 shares of Common Stock
                          Warrants to purchase 211,000 shares of Common Stock


C.  Lyrical Corp.

         (a)  Amount beneficially owned:
              660,500 shares of Common Stock
              Warrants to purchase 211,000 shares of Common Stock
         (b) Percent of class: 12.09%
         (c) Number of shares as to which such person has:
                 (i)      sole power to vote or to direct the vote
                          0
                 (ii)     shared power to vote or to direct the vote
                          660,500 shares of Common Stock
                          Warrants to purchase 211,000 shares of Common Stock
                 (iii) sole power to dispose or to direct the disposition of 0
                 (iv) shared power to dispose or to direct the disposition of 660,500 shares of Common Stock
                          Warrants to purchase 211,000 shares of Common Stock



Item 5.  Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

          See Item 4.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not applicable.

Item 8.  Identification and Classification of Members of the Group

          See Item 2.

Item 9.  Notice of Dissolution of Group

          Not applicable.

CUSIP No.   458396108                13G                 Page 8 of 9 Pages


Item 10. Certification

          By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.   458396108                13G                 Page 9 of 9 Pages


                                   SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 11, 2009



JEFFREY KESWIN

   /s/ Jeffrey Keswin
   ------------------


LYRICAL PARTNERS, L.P.
By:   Lyrical Corp. I, LLC, its general partner

    By: /s/ Jeffrey Keswin
        ------------------
        Name: Jeffrey Keswin
        Title: Authorized Person

LYRICAL CORP. I, L.L.C.

   By: /s/ Jeffrey Keswin
       ------------------
       Name: Jeffrey Keswin
       Title: Authorized Person